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                                                                   Exhibit 10(h)

                                A G R E E M E N T

                                     between

                             THE TURNER CORPORATION

                                       and

                            DATED: NOVEMBER 25, 1997

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            AGREEMENT between THE TURNER CORPORATION (the "Company") and (the
"Executive"), dated November 25, 1997.

                                   W I T N E S S E T H:

            WHEREAS, the Executive is a principal officer of the Company or a subsidiary;

            WHEREAS, the Company wishes to encourage continuity of management in the event of any actual or threatened change of control of the Company; and

            WHEREAS, the Executive wishes to be assured of adequate compensation if the Executive's employment by the Company or a subsidiary terminates because of a change of control of the Company;

            NOW, THEREFORE, the Company and the Executive agree as follows:

            1. Operation of Agreement

            1.01 This Agreement will be effective immediately but will be operative only upon the occurrence of a Change of Control, as defined in Section 1.02, which takes place during the Protected Period (as defined in Section 1.04 below) and while the Executive is employed by the Company or a subsidiary.

            1.02 A "Change of Control" will be deemed to occur when:

                        (i) the Company ceases to be required to file reports
            under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any successor to that Section; or

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                                      -2-

                        (ii) any "person" (as defined in Sections 13(d) and
            14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (a) 35% or more of the outstanding common stock of the Company, or (b) 35% of the outstanding securities of any other class or classes which individually or together have the power (other than upon a failure to pay dividends, unless that failure has occurred) to elect a majority of the members of the Board of Directors of the Company, except that an acquisition of securities by an employee benefit plan of the Company or a subsidiary will never be a Change of Control; or

                        (iii) the Board of Directors of the Company determines
            that a tender offer statement filed by any person with the Securities and Exchange Commission indicates an intention on the part of that person to acquire control of the Company; or

                        (iv) there is a change in the membership of the Board of
            Directors of the Company and immediately following the change a majority of the members of the Board of Directors of the Company are not persons who (a) had been directors of the Company for at least the preceding 24 consecutive months or (b) when they initially were elected to the Board, (x) were nominated (if they were elected by the stockholders) or elected (if they were elected by the directors) with the affirmative vote of two-thirds of the directors who were Continuing Directors at the time of the nomination or election by the Board and (y) were not elected as a result of an actual or threatened solicitation of proxies or consents by a person other than the Board of Directors
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                                      -3-

            of the Company or an agreement intended to avoid or settle such a proxy solicitation (the directors described in clauses (a) and (b) being "Continuing Directors").

            1.03 If there is a Change of Control of the type described in
Section 1.02 (iii), but the tender offer or exchange offer which is the subject of the tender offer statement does not take place or is withdrawn without the tendered shares being purchased, upon a determination by the Board of Directors of the Company that this has occurred, the Change of Control described in
Section 1.02(iii) (but not any Change of Control of the type described in any other subsection of Section 1.02), and all rights of the Executive to receive payments under Section 2.01 or benefits under Section 2.02 upon a subsequent Termination because of that Change of Control, will be rescinded. However, rescission of a Change of Control of the type described in Section 1.02(iii) will not affect the right of the Executive to receive the payments described in
Section 2.01 and the benefits described in Section 2.02 as a result of a Termination which occurs between the time the Change of Control takes place and the time it is rescinded.

            1.04 For purposes of this Agreement, the "Protected Period" shall be the three year period commencing November 25, 1997; provided, however, that the Protected Period shall be automatically extended for one (1) year on November 25, 2000 and on each November 25 thereafter unless the Company shall have given written notice to the Executive at least ninety (90) days prior thereto that the Protected Period shall not be so extended; and provided further,
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however, that notwithstanding any such notice by the Company not to extend, the
Protected Period shall not end if prior to the expiration thereof any person (as that term is defined below) has indicated an intention or taken steps reasonably calculated to effect a Change in Control, in which event the Protected Period shall end only after such person publicly announces that it has abandoned all efforts to effect a Change in Control.

            2. Payments

            2.01 If there is a Termination, as defined in Section 2.04, with regard to the Executive, the Company will pay to the Executive within 20 days after the day on which the Termination occurs, in lieu of any salary (other than salary for the pay period in which the Termination occurs and any unpaid salary for prior pay periods), bonus, severance or similar payments, or damages, to which the Executive might otherwise be entitled because of the Termination under any agreement with the Company or a subsidiary or any plan or program of the Company or any subsidiary:

            (i) A lump sum equal to (a) the higher of the Executive's annual salary immediately before the Change of Control and the Executive's annual salary immediately before the Termination, plus (b) the average of the bonus and similar payments made to the Executive during each of the three full fiscal years of the Company immediately before the fiscal year during which the Termination occurs.
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                                      -5-

            (ii) A lump sum equal to (and in full satisfaction of the obligations of the Company with regard to) any unpaid compensation which had been deferred under any plan or program of the Company or a subsidiary or any agreement between the Executive and the Company or a subsidiary, including all accrued but unpaid interest or sums in lieu of interest as provided in the plan, program or agreement to the date the lump sum is paid.

            (iii) If, notwithstanding Section 2.03 of this Agreement, any stock options or stock appreciation rights held by the Executive expire as a result of the Termination without becoming exercisable, a lump sum equal to (x) the number of shares as to which the stock options or stock appreciation rights expired without becoming exercisable, times (y) (I) the last reported sale price on the date of the Termination of a share of the Company's common stock (or the other class of securities to which the stock options or stock appreciation rights relate) in the principal market in which the common stock (or other class of securities) is traded (which on the date of this agreement is the American Stock Exchange with regard to the common stock), or if the common stock (or other class of securities) is not publicly traded on the date of the Termination, the fair market value of a share of common stock (or of the other class of securities) of the Company on that date (which, if the Change of Control involved a tender offer or other payment for shares of common stock (or securities of the other class), will not be less than the tender offer price or other per share payment),
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                                      -6-

minus (II) the per share exercise price of the stock option or stock appreciation right.

            2.02 After a Termination occurs, until the earlier of one year after the date of the Termination and the Executive's 65th birthday, the Executive will continue to be entitled to all employee welfare benefits (including death benefits, disability benefits, and medical and dental benefits) and indemnification rights, to which the Executive would have been entitled if the Executive had continued to be employed by the Company or a subsidiary in the position held by the Executive immediately before the Termination (but not less than the employee welfare benefits to which the Executive would have been entitled if the Executive had continued to be employed by the Company or a subsidiary in the position held by the Executive immediately before the Change of Control which resulted in the Termination).

            2.03 At the time of a Change of Control, any stock options and stock appreciation rights held by the Executive will immediately become exercisable in full, notwithstanding any provisions of the stock options to the contrary (except that no stock options or stock appreciation rights will become exercisable earlier than the earliest date on which they could have been made exercisable in accordance with the plan under which they were issued). This provision will be deemed incorporated in all stock options and stock appreciation rights held by the Executive, whether granted before or after the date of this Agreement.
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                                      -7-

            2.04 There will be a "Termination" with regard to the Executive if and when:

                  (a) the Company and its subsidiaries terminate the Executive's employment within 18 months after a Change of Control other than because of (i) the Executive's death or "total disability," as defined in the then most current Turner Staff Handbook, or (ii) the Executive's conviction of, or plea of no contest to, a felony or a crime involving moral turpitude or intended to result in gain to or personal enrichment of the Executive at the Company's expense; or

                  (b) the Executive terminates the Executive's employment by the Company and its subsidiaries within 18 months after a Change of Control for Good Reason. "Good Reason" means the occurrence of any of the following events without the prior express written consent of the Executive:

                  (i) A transfer of the Executive to a position which has a
            lesser title or lesser responsibilities than those of the position in which the Executive was employed immediately before the Change of Control;

                  (ii) The assignment to the Executive of duties materially less significant than those normally associated with the position held by the Executive;

                  (iii) A material adverse change in (A) the Executive's base salary from that in effect immediately prior to the Change of Control or (B) what the Executive must achieve to qualify for annual bonuses at least as great as the average annual bonus the Executive received
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                                      -8-


            during the three full fiscal years of the Company prior to the fiscal year in which the Change of Control occurs;

                  (iv) The failure by the Company to provide to the Executive
            (A) material perquisites, (B) vacation rights, (C) benefits (including without limitation service credit for benefits) under employee benefit and retirement plans, (D) indemnification for all matters relating to his or her employment by the Company or any of its affiliates, or (E) reimbursement for reasonable expenses incurred by the Executive in the course of his or her duties; in each case on a basis at least as favorable to the Executive as those to which he or she was entitled immediately before the Change of Control;

                  (v) The Company's requiring the Executive to locate his or her office more than 100 miles distant from the location of his or her office immediately prior to the Change of Control or requiring the Executive to be absent from his or her office more than 100 working days in any year, except in either case, to the extent consistent with the Executive's office location changes and travel before the Change of Control;

                  (vi) A breach by the Company of any employment agreement
            between the Executive and the Company;

                  (vii) The liquidation or dissolution of the Company or the transfer of a majority of its assets to a transferee which does not become bound by this Agreement as contemplated by Section 5.04.
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                                      -9-


Notwithstanding the foregoing, no occurrence will constitute Good Reason unless
(a) at least 30 days before the termination of employment, the Executive notifies the Company's Board of Directors of the conditions which the Executive believes constitute Good Reason and states in the notice that unless those conditions are cured the Executive will terminate his or her employment with the Company or a subsidiary, but those conditions are not cured prior to the termination of employment, and (b) the termination of employment occurs within 60 days after the Executive learns of the conditions which constitute Good Reason. An election by the Executive to terminate the Executive's employment under this Section 2.04(b) will not be deemed a voluntary termination by the Executive for any purpose.

            3. Certain Tax-Related Payments

            3.01 If the Executive becomes subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), because any payment made or other thing done under this Agreement constitutes an "excess parachute payment," as that term is defined in Section 4999 of the Code, the Company will pay the Executive not later than 20 days after a demand made by the Executive, cash equal to the amount necessary to reimburse the Executive for the excise tax and for all additional Federal, state and local excise, income or other taxes which become due, or will become due, because of the payments under this Section, assuming the Executive pays Federal, state and local income taxes at the highest marginal rate applicable to individuals living and working

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                                      -10-


where the Executive lives and works. If there is a dispute between the Executive and the Company regarding the amount the Company is required to pay under this
Section 3, that dispute will be resolved by the accounting firm which audited the Company's financial statements immediately before the Change of Control or another nationally recognized accounting firm mutually acceptable to the Company and the Executive.

            4. Letter of Credit

            4.01 As promptly as practicable after (a) a Change of Control occurs or (b) someone commences a solicitation of proxies or a tender offer which, if successful, would result in a Change of Control, the Company will obtain a letter of credit from a major national or New York State chartered bank which will expire not earlier than 24 months after the Change of Control occurs and which provides that the Executive may, by certifying (i) that a Termination with respect to the Executive has occurred, and (ii) the amount due to the Executive under Section 2, draw against the letter of credit the amount stated in the certificate to be due to the Executive under Section 2. The agreement between the Company and the bank which issues the letter of credit may specifically state that the bank will have no responsibility for determining whether the statements in the certificate from the Executive are correct. If the Executive draws under the letter of credit any sum which is not due to the Executive under
Section 2, promptly on demand from the Company, the Executive will pay to the Company the sum which is not due to the Executive

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plus interest on that sum at 10% per annum from the date the Executive draws the sum under the letter of credit to the date the Executive pays the sum over to the Company.

            5. General Provisions

            5.01 This Agreement will not limit the right of the Company or the Executive to terminate or alter the terms of the Executive's employment prior to a Change of Control.

            5.02 If the Executive brings suit to enforce any payment obligation of the Company under this Agreement and a judgment is entered against the Company, the Executive will be entitled to recover from the Company, (i) all legal expenses incurred by the Executive in connection with the suit and (ii) an amount equal to twice the amount which the Company would otherwise have been required to pay to the Executive pursuant to Section 2.

            5.03 If any provisions of this Agreement are determined to be invalid, the remaining provisions will remain in full force and effect to the fullest extent permitted by law.

            5.04 This Agreement will be binding upon and inure to the benefit of the Company and any successor of the Company, including any corporation which acquires (by merger, consolidation or otherwise) all or substantially all the assets of the Company (which successor, after it acquires all or substantially all the assets of the Company, will be the "Company" for the purposes of this Agreement). This Agreement will be binding upon and inure to

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the benefit of (and be enforceable by) the Executive and, after the Executive dies or is determined not to be competent, the Executive's executors or other legal representatives.

            5.05 The Executive will be entitled to the payments specified in
Section 2 without regard to whether the Executive seeks or obtains other employment after a Termination and without reduction for any compensation received from other employment after the Termination.

            5.06 Any notice or other communication under or relating to this Agreement must be in writing and will be deemed given on the day on which it is delivered in person or by overnight courier service or sent by facsimile transmission to the Company at the general facsimile number at its principal office or to the Executive at a facsimile number specified by the Executive (with acknowledgment of receipt at the number to which sent), or on the third business day after the day on which it is sent from within the United States of America by first class mail, addressed (i) if to the Company or its Board of Directors, at the principal offices of the Company, attention General Counsel and (ii) if to the Executive, to the Executive's office or to the Executive's home address as shown on the personnel records of the Company, or at such other address as is specified by the Executive to the Company after the date of this Agreement in the manner provided in this Section.

            5.07 This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior

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                                      -13-


agreements and understandings with respect to that subject matter, whether oral or written. This Agreement may be amended only by a writing signed by the Company, with approval of its Board of Directors, and the Executive.

            5.08 The Company may withhold from payments it is required to make under this Agreement and from other payments of compensation to the Executive all sums, including taxes, which the Company determines it is required by law to withhold because of payments made under this Agreement.

            5.09 This Agreement will be governed by, and construed under, the laws of the State of New York applicable to contracts made and to be performed in that state.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year shown on the first page.

                                          THE TURNER CORPORATION

                                          By
                                            ----------------------------
                                                Chairman of the Board

                                          ------------------------------

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                          CHANGE OF CONTROL AGREEMENTS

                                         NOVEMBER 25, 1997

                                    Signed Agreement Returned

Ellis T. Gravette, Jr.*

Harold J. Parmelee*                       11/14/97

Robert E. Fee* (Did not get - never signed last agreement.)

J. Glenn Little, II*                      11/19/97 - Resigned 12/5/97

W. Richard Manteuffel*                    11/26/97

Stuart B. Robinson*                       12/1/97

D. Barry Sibson*                          Resigned 12/10/97

David J. Smith*                           11/18/97

Donald G. Sleeman*                        11/14/97

Ralph W. Johnson                          11/20/97

Roger M. Lang                             11/14/97

Robert L. Maxwell                         11/24/97

Michael B. Smith                          11/21/97

Roderick F. Wille                         11/24/97

Anthony C. Breu                           11/20/97

Sara J. Gozo                              11/25/97

Karl F. Almstead                          11/25/97

Joseph P. Bellanca                        11/25/97

Nicholas E. Billotti                      12/3/97

Russell L. Burns                          12/2/97

Kenneth K. Butler                         11/26/97

Charles T. Buuck                          11/21/97

James W. Carpenter                        11/19/97

Paul R. Creighton                         12/12/97

Peter J. Davoren (Did not get - never signed last agreement.)

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Donald E. Denman                          11/24/97

John A. DiCiurcio**                       1/9/98

Richard N. Dorais

Richard H. Esau, Jr.                      11/19/97 - Resigned 11/30/97

John J. Fumosa

Thomas B. Gerlach, Jr.                    1/16/98

Jerre R. Glover                           12/1/97

Walter F. Heyde                           11/18/97

Robert H. Kidney                          11/21/97

Joseph J. Kilar**                         1/7/98

Robert H. Kimmig                          11/20/97

Charles W. Koch                           12/4/97

Saro J. LaScala                           12/8/97

Robert D. Levine                          11/25/97

Grant H. Liang**                          12/24/97

Paul D. Little                            11/25/97

Richard T. Lombardi                       11/26/97

Philip B. Lovell                          11/26/97

Nicholas T. Makes (Did not get - never signed last agreement.)

Geoffrey I. Marshall                      11/26/97

Gary R. McCullough

John S. McIntire

James C. McKenna**                        11/31/97

Edward V. McNeill                         11/24/97

Robert T. Meyer                           11/14/97

Rodney J. Michalka (Did not get - never signed last agreement.)

James I. Mitnick                          12/5/97

Thomas G. Mormino                         12/2/97

Francis C. O'Connor                       11/19/97

Paul T. Pettersen                         11/18/97

Jeffrey B. Porter                         12/9/97

Edward D. Quimby                          11/26/97

James J. Rasche (Did not get - never signed last agreement.)

W. Shelby Reaves                          12/5/97

Hilton O. Smith

Bruce E. Traegde**                        Resigned 11/15/97

Victor J. Tomazic                         11/26/97

Joseph A. Turner, III                     2/17/98

James E. Verzella                         12/4/97

Robert G. Widing                          11/20/97

Kenneth L. Wilson                         11/21/97

Robert L. Wund (Did not get - never signed last agreement.)

George R. Zinser

*     RECEIVED 2.99 PLAN

**    THIS IS THE FIRST TIME THEY ARE GETTING A CHANGE OF CONTROL AGREEMENT.

***   12/11/97 NEW VICE PRESIDENTS

            Thomas D. Bean       1/13/98

            William M. Brennan   1/5/98

            Gary J. Heinerichs   1/5/98

            Emil J. Konrath      1/9/98